List of Subsidiaries

Subsidiary                                                  Jurisdiction

Cambex Investment Corporation                       Delaware
Cambex Securities Corporation                       Massachusetts
Cambex Foreign Sales Corporation                    U.S. Virgin Islands
Cambex Europe, B.V.                                 The Netherlands
Cambex GmbH                                         Germany
Cambex UK Ltd.                                      England
Cambex Europe S.a.r.l.                              France